Exhibit 99.1

RadNet Announces Closing of its Previously Announced Term Loan and Revolving Credit Facility Refinancing Transaction

LOS ANGELES, April 18, 2024 (GLOBE NEWSWIRE) -- RadNet, Inc. (NASDAQ: RDNT),  a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services, today announced the successful closing of the previously announced refinancing of its senior secured first lien term loan facility and senior secured revolving credit facility pursuant to the terms of a Third Amended and Restated First Lien Credit and Guaranty Agreement (the “Third Amended and Restated Credit Agreement”).

The Third Amended and Restated Credit Agreement provides for an $875,000,000 senior secured first lien term loan and a $282,000,000 senior secured revolving credit facility. The interest rate on the term loan is either, at the election of RadNet, (i) Term SOFR (with a floor of 0%) plus 2.50% or (ii) the prime rate (with a floor of 0%) plus 1.50%, and the maturity date is April 18, 2031 for the term loan. The interest rate on the revolving credit facility is initially, at the election of RadNet, (i) Term SOFR (with a floor of 0%) plus 3.00% or (ii) the prime rate (with a floor of 0%) plus 2.00% (with step-downs based on attainment of certain first lien net leverage ratio benchmarks), and the maturity date is April 18, 2029 for the revolving credit facility.

The proceeds of the term loans under the Third Amended and Restated Credit Agreement were used to refinance the $679 million term loans outstanding under the prior agreement (as of December 31, 2023) as well as accrued interest under the previously existing facilities through closing, to pay fees and expenses related to the transaction, and to fund approximately $168 million (after giving effect to the payment of approximately $12.6 million of accrued interest under the previously existing facilities) to RadNet’s balance sheet.

RadNet’s wholly-owned subsidiary, Radnet Management, Inc. is the borrower under the Third Amended and Restated Credit Agreement. The borrower’s obligations under the Third Amended and Restated Credit Agreement are guaranteed by RadNet, and substantially all of the borrower’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. With certain exceptions, the obligations are secured by substantially all of the assets of the borrower, RadNet and such subsidiaries and affiliates.

Barclays Bank PLC, Banco Santander, S.A., New York Branch, Capital One, National Association, J.P. Morgan Chase Bank, N.A. Mizuho Bank Ltd. Truist Securities, Inc. and Wells Fargo Securities, LLC acted as joint bookrunners and joint lead arrangers in the transaction.

About RadNet, Inc.

RadNet, Inc., is the leading national provider of freestanding, fixed-site diagnostic imaging services and related information technology solutions (including artificial intelligence) in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 366 owned and/or operated outpatient imaging centers. RadNet’s markets include Arizona, California, Delaware, Florida, Maryland, New Jersey, New York and Texas. Together with affiliated radiologists, inclusive of full-time and per diem employees and technologists, RadNet has a total of over 9,700 employees. For more information, visit http://www.radnet.com.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer